Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-4/A No. 333-248989) and related Joint Proxy Statement/Prospectus of Third Point Reinsurance Ltd. for the registration of common shares, series A preference shares, warrants, upside rights and contingent value rights and to the incorporation by reference therein of our reports dated February 28, 2020, with respect to the consolidated financial statements and schedules of Third Point Reinsurance Ltd., and the effectiveness of internal control over financial reporting of Third Point Reinsurance Ltd., included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.
/s/ Ernst & Young Ltd.
Hamilton, Bermuda
October 19, 2020